EXHIBIT 4.31

4-004   No.0019304

Loan Contract

Bank of Beijing Limited Supervised

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Borrower (hereinafter referred to as “Party A”): Beijing Origin Seed Limited.

Domicile: Zhongguancun Developement Plaza Area E 201-207, 20 Shangdi Xinxi Road, Haidian District, Beijing

Postal Code: 100085

Organization Code ☐63373454 ☐9

Legal Representative: Gengchen Han

Telephone: 010-58907588

Fax: 010-58907599

Opening bank ☐Bank of Beijing Shangdi Sub-Branch

Account No. ☐01090946300120102005014

Lender (hereinafter referred to as “Party B”): Bank of Beijing Limited Shangdi Sub-Branch

Domicile: International Science&Technology Pioneer Park, 01 Shangdi Xinxi Road, Haidian District, Beijing

Postal Code: 100085

Organization Code ☐80154192ó3

Legal Representative (person in charge): Dailu Geng

Telephone: 010-82895592

Fax: 010-82895590

According to relevant laws, regulations and rules, Party A and Party B, upon negotiation, enter into this Contract for their mutual compliance and performance.

Chapter One Category of Money Borrowed

Article 1 Under this Contract Party B agree to provide Party A with short-term loan (short-term loan/mid-term loan/long-term loan)

Chapter Two Purpose of Money Borrowed

Article 2 Money borrowed hereunder shall be used for the purpose of complementary working capital and raw materials purchase. Without Party B’s written agreement, Party A shall not alter the purpose of money borrowed.

Chapter Three Amount and Term of Money Borrowed

Article 3 The amount of money borrowed is (Say) ONE HUNDRED MILLION YUAN in Renminbi (currency)

Article 4 The term of the money borrowed is ONE year commencing from September 14, 2006 and ending on September 14, 2007.

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Article 5 Prior to the termination of the aforesaid money borrowed, if the term of the money borrowed need to be extended in the opinion of Party A, Party A shall submit to Party B “Loan Extension Application” 30 days before the termination of the loan. By consent of Party B, “Loan Extension Agreement” shall be signed by Party A, Party B and guarantor.

Chapter Four Interest Rate and Interest of Money Borrowed

Article 6 Interest Rate of Money Borrowed

6.1 The interest rate of the loan hereunder shall be a monthly interest rate at 5.61‰ and an annual interest rate at 6.732%.

6.2 The interest rate of the mid-term & long-term loan shall be an annually interest rate, subject to the official rate on the commence date of the loan term hereunder and accordingly the next year’s interest rate of the loan shall be subject to the rate for loans of same grade on the starting date of the new term and not be deemed as modification to this Contract.

6.3 During valid term of this Contract, in case that any adjustment of interest rate or the interest rate fixed measure applicable to this Contract would be announced by the People’s Bank of China, the interest rate of the loan shall be adjusted pursuant to the foregoing provisions and shall not be deemed as modification to this Contract.

Article 7 Interest

7.1 The interest starting date of the loan is the date when the loan is deposited into Party A’s account. The interest shall be accrued on a daily basis and settled on a quarterly basis for the loan hereunder and the interest settlement date shall be the 20th of last month of every quarter.

7.2 If the settlement of interest meets the non-business day of Party B, it shall be postponed to the next business day of Party B.

7.3 Where Party A repay the principal of the loan, all interest accrued shall be paid at the time of final repayment of the loan, and Party A may not be subject to Article 7.

7.4 If Party A fails to pay accrued interest due, a compound interest shall be accrued pursuant to the related provisions of the People’s Bank of China.

7.5 During the implementation of this Contract, in case that provisions relate to the methods of calculating interest would be announced by the People’s Bank of China and apply to the loan hereunder, Party B shall put it into enforcement pursuant to the foregoing provisions without note to Party A and shall not be deemed as modification to this Contract.

Chapter Five Advance and use of Money Borrowed

Article 8 Party B has no obligations to advance the loan hereunder, unless upon the satisfaction of preconditions as follows:

8.1 Each time of drawing the loan, Party A shall have completed related loan certificate and provided documents and materials relate to the loan hereunder upon Party B’s demand.

8.2 If a security is created for this Contract, Party A shall have completed legal procedures of the surety contract e.g. the notarization and/or registration of it according to Party B’s demand and make sure the surety contract effective continuously.

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8.3 Party A having committed no event of default set forth in this Contract

Article 9 The method of drawing the loan hereunder by Party A is 1 as follows:

9.1 The loan transference once for all, on 14th Sept. 2006, Party B shall transfer all the money borrowed hereunder to the account that Party A has opened at Party B.

9.2 The loan transference several times, schedule and amount of drawing the money borrowed as follows:

No.	Schedule of Drawing	Amount(Say)	Remarks
1
2
3
4
5

Article 10 The principal of the loan hereunder once transferred to the account of Party A upon the schedule set forth in Article 8, it shall be deemed Party B has advanced the loan, and Party A has borne the loan of the amount in respect, therefore, the interest shall start accrued.

Article 11 Where the amount of the loan, the date of the loan or the date of repayment is not in accordance with the record of the bank remittance voucher, it shall be subject to the record of the bank remittance voucher which shall be an integral part of this Contract and accordingly have the same force and effect as this Contract.

Chapter Six Repayment

Article 12 Party A shall pay the interest on installment as provided in this Contract, the method of repaying the principal of the loan is 2 as follows:

1.	The principal repayment once for all, Party A shall repay all the principal on [dd/mm/yy]

2.	Schedule and Amount of repaying the principal on installment as follows:

No.	Schedule of Repayment	Amount(Say)	Remarks
1	July 10, 2007	51,000,000

2	September 14, 2007	49,000,000
3
4
5

Article 13 Party B shall have the right to directly transfer and receive any funds, including the principal of the loan, the interest ( Penalty Interest and Compound Interest) and other expenses should be paid by party A, from the Party A’s account opened at Bank of Beijing’s system.

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Article 14 Where Party A require prepayment of the loan hereunder, Party A shall submit to Party B a written application 30 bank business days in advance, as well as upon Party B’s consent. Party B shall have the right to receive the interest upon the interest rate and term as provided in this Contract

Chapter Seven Security

Article 15 The form of security hereunder is as follows: Joint Liability Guarantee Mortgage Pledge, and the Surety Contract shall be signed by and between Party B and guarantor upon specific security items as follows 1&2:

1.	“Warranty Contract” No.0019304

2.	“Mortgage Contract” No.0019304

3.	“Pledge Contract” No.

Party A confirms herein, Party B shall have the right to exercise the right as provided in the foregoing Surety Contract set forth in Article 15 upon the realization of its lender right, Party A agrees to waive the right to counterclaim the aforesaid Party B’s right.

Chapter Eight Party A’s Representations and Warranties

Article 16 Party A’s Representations and Warranties as follows:

16.1 Party A is duly organized (Corporation/Other Organizations/ Natural Person) under and by virtue of the laws of the People's Republic of China and has independent and full capacity for civil conduct.

16.2 This loan shall be approved and authorized by the decision body or person of Party A and shall be Party A’s genuine and effective intention expressed.

16.3 Party A guarantees, the use of the loan hereunder is in accordance with laws, regulations, administrative or department rules, trade rules and Party A’s articles of association or other document, and Party A has obtained related license and authorization.

16.4 Party A guarantees, circumstances and materials provided to Party B is genuine, exact and integral.

16.5 Party A guarantees, during the valid term of this Contract, in case of bearing debt or providing security for a third party, Party A shall notify Party B in written 10 legal business days in advance.

Chapter Night Both Parties’ Right and Obligations

Article 17 Party A’s Right and Obligations as follows:

17.1 Party A shall have right to draw and use the money borrowed upon the term and purpose as provided in this Contract.

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17.2 Party A shall repay the principal and interest as provided in this Contract.

17.3 Party A shall accept Party B’s inspection of and supervision over the use of the loan.

17.4 Party A shall actively cooperate with Party B’s inspection of and supervision over its production, operation and financial activities and provide Party B monthly with the copies of Balance Sheet, Loss and Profit Statement, Cash Flow Table and other financial report.

17.5 Party A shall notify Party B in written immediately, in case that any events threaten Party A’s fair operation and Party A’s obligations of repayment hereunder.

17.6 In case that Party A commits any of the following: merger, division, acquisition, reform with the stock system, contracting, lease, asset transfer, association, investment, application for suspending business for internal rectification, application for dissolution or bankruptcy and others which will definitely affect Party B’s realization of its rights as a lender of the loan and cause change in obligations relationship, Party A shall give Party B a prior written notice and obtain Party B’s written consent, Otherwise, before the repayment of the sum of the loan, Party A shall not execute the aforesaid conduct,

17.7 Party A shall notify Party B of any modification to its name, domicile, or legal representative during the valid term of this Contract within 3 legal business days after the modification.

17.8 Without the prior written consent of Party B, Party A shall not transfer the debt hereunder to the third party.

Article 18 Party B’s Right and Obligations as follows:

18.1 Party B shall have right to execute inspection of and supervision over the use of the loan and Party A’s operation, and require Party B to provide related materials in respect of the loan hereunder.

18.2 Party B shall have right to deduct and transfer principal, interest, penalty interest, compound interest and all other expenses payable by Party A under this contract from the account opened by Party A.

18.3 Party B shall have right to withdraw the principal, interest, penalty interest, compound interest and all other expenses payable by Party A hereunder in advance upon the circumstances set forth in Article 19.

18.4 Party B shall advance the loan to Party A as provided in this Contract.

18.5 Party B shall keep secret of confidential materials and circumstances provided by Party A except for legal inquirer.

18.6 If Party B shall transfer the lender's right hereunder to the third party, it shall notify Party A after signing Lender Right Transfer Contract without obtaining Party A’s consent.

18.7 Party A shall realize Party B’s lender right in the sequence as follows, unless upon Party B’s consent:

(1) Expenses of realizing the lender's right

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(2) Compound interest

(3) The penalty interest for overdue loan

(4) Interest

(5) Principal

Chapter Ten Liability for Breach of Contract

Article 19 Liability for Breach of Contract

19.1 After this Contract becoming effective, both Parties shall implement the obligations respectively as provided in this Contract. Any party with no implementation or partly implementation of the obligations hereunder, or breach of any statements and guarantees set forth in this Contract shall bear liability for breach of contract, and compensate the loss of the opposite party.

19.2 Where Party A shall not repay the principal as provided in this Contract, Party B shall impose the penalty interest at daily rate of 0.28‰ according to the sum overdue and number of days, as well as the compound interest pursuant to the related provisions of the People’s Bank of China. Where Party A shall not use the loan for the purpose of the money borrowed as provided in this Contract, Party B shall impose the penalty interest at daily rate of 0.374‰ according to the sum misappropriated and number of days

19.3 In case that Party B realizes its own lender's right by lawsuit because of Party A’s breach of this Contract, Party A agrees to pay Party B’s expenses including: legal expenses, attorney’s fee, traveling expenses and other expenses used to realize the lender's right.

Article 20 under any of the following circumstances, Party B shall have right to announce this Contract terminated immediately, withdraw all the loan advanced ahead of schedule, and cease to advance the loan.

20.1 Party A shall not use the loan for the purpose as provided in this contract and pay the principal and interest by installments in a timely manner.

20.2 During the valid term of this Contract, Party A’s operation is mismanaged and suffered from losses or false profit or Party A is in dispute of debt with a third party, or the collateral of mortgage and pledge happened to be damaged or lost, or other circumstances adversely affect the safety of the loan.

20.3 Party A provides Party B with financial report which is false or undiscloses the significant fact, or refuses Party B from supervising the use of the loan, Party A’s production, operation, and financial activities.

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20.4 Party A shall not implement any obligation or breach any representation and guarantee as provided in this Contract, or guarantor shall not implement any obligation as provided in Security Contract.

20.5 During the valid term of this Contract, upon occurrence of any event from Party A threaten the safety of Party B’s lender’s right.

Chapter Eleven Force Majeure

Article 21 On the occurrence of an event of force majeure that has resulted in Party A’s incapability of implementing obligations as provided in this Contract, Party A shall give Party B a notice within 3 legal business days at the starting date of force majeure, and submit to Party B written testimony prepared by local notarization department in respect of force majeure, and enter into an Amendment Agreement to this Contract upon negotiation with Party B. Otherwise, Party B shall have right to deem it as the termination of this Contract and ask Party A to repay the principal and interest of the loan hereunder, as well as cancel the sum of the loan has not been drawn yet.

Chapter Twelve Settlement of Dispute

Article 22 Any dispute arising from the performance of this Contract may be settled through negotiation first. If no settlement could be reached, the dispute shall be dealt with according to bring a lawsuit at the People’s Court where

Party B’s domicile(Party A’s domicile/ Party B’s domicile/Contract signed) is located.

Chapter Thirteen Effectiveness, Modification and Termination of this Contract

Article 23 The effectiveness of this Contract is upon 1 as follows

1. Signature and corporate seal by both Parties’ Legal Representative and Authorized Representative;

2. Signature and corporate seal by both Parties’ Legal Representative and Authorized Representative, as well as upon the valid date of Surety Contract under Chapter Seven set forth in this Contract.

Article 24 After this Contract becoming effective, any Party hereunder shall not modify or terminate this Contract in advance. In case of modification or termination, both parties shall enter into a written agreement upon negotiation.

Chapter Fourteen Annex

Article 25 The annex is as follows:

1. Bank remittance voucher

2.____________________

3.____________________

4.____________________

5.____________________

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Article 26 The Annex shall be an integral part of this Contract and has the same force and effect with this Contract.

Chapter Fifteen Supplementary Articles

Article 27 It shall be deemed as Service when the notice as provided in this Contract once sent out by telegraph or fax, or after 3 days by traditional mail.

Article 28 Others

Article 29 In case of matters concerned as not provided in this Contract, both Parties may enter into a new written agreement upon negotiation.

Article 30 This Agreement is made in sextuplicate with same legal force, one text for each party, including PartyA, PartyB, mortgage registration department and guarantor.

Article 31 This Contract is entered into on September 14, 2006 at Bank of Beijing Shangdi Sub-Branch

Party A (corporate seal): Beijing Origin Seed Limited.

Legal representative (person in charge) or authorized representative (signature):

/s/ Gengchen Han

/s/ CORPORATE SEAL

Party B (corporate seal): Bank of Beijing Shangdi Sub-Branch

Legal representative (person in charge) or authorized representative (signature):

/s/ Dailu Geng

/s/ CORPORATE SEAL